UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2007
SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1
EXHIBIT 99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     On December 3, 2007, Sangamo BioSciences, Inc. (the “Company”) announced that H. Ward Wolff has been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective December 3, 2007. Since June 2006, Mr. Wolff served as a member of the Company’s board of directors (the “Board”) and as chairman of the Audit Committee of the Board, and he resigned from these positions immediately prior his appointment. As the Executive Vice President and Chief Financial Officer, Mr. Wolff will be the Company’s principal financial officer. Gregory S. Zante will continue to hold the position of Vice President, Finance & Administration but effective December 3, 2007 is no longer the Company’s principal financial officer.
     In June 2006, Mr. Wolff joined the Company as a member of the Board and was appointed to the Audit Committee as an “audit committee financial expert” as defined in applicable SEC rules. Prior to joining the Company, Mr. Wolff was Senior Vice President and Chief Financial Officer of Nuvelo, Inc. from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse, as a certified public accountant, including Senior Audit Manager. Mr. Wolff, age 59, received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School. He is also a member of the Board of Directors of Portola Pharmaceuticals, Inc.
Compensatory Arrangement with Mr. Wolff
     On November 30, 2007, Mr. Wolff and the Company entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Wolff’s annual base salary is $350,000, subject to adjustment by the Board from time to time, and he is eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year beginning 2008. The bonus will based upon the achievement of specific performance criteria to be established by the Board.
     Mr. Wolff will receive an option to purchase 300,000 shares of the Company’s common stock and 100,000 restricted stock units, each under the Company’s 2004 Stock Incentive Plan. Mr. Wolff’s options will vest 25% after the completion of one year of service measured from December 3, 2007 and the remainder will vest in 36 equal monthly installments upon the completion of each month of service thereafter. Each restricted stock unit will entitle Mr. Wolff to receive one share of the Company’s common stock upon vesting. Mr. Wolff’s restricted stock units will vest on the same schedule as his options. Mr. Wolff is entitled to receive all rights and benefits for which he is eligible under the Company’s standard benefits and compensation plans. The Company has not previously awarded any restricted stock units and its standard form of restricted stock unit agreement is attached hereto as Exhibit 10.1.
     If the Company terminates Mr. Wolff’s employment without cause or Mr. Wolff terminates his employment for good reason in either case within 12 months following a change in control and Mr. Wolff executes a general release of all claims in favor of the Company, Mr. Wolff will receive a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs and continued health care coverage at the Company’s expense for up to twelve months. Such severance payment will be paid in equal installments over a twelve month period following his termination date.
     If the Company terminates Mr. Wolff’s employment without cause or Mr. Wolff terminates his employment for good reason in the absence of a change in control or more than 12 months after a change in control and Mr. Wolff executes a general release of all claims in favor of the Company, Mr. Wolff will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and continued health care coverage at the Company’s expense for up to twelve months.
     In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company has amended his existing stock options to purchase an aggregate of 60,000 shares so that the options continue to vest and remain outstanding during Mr. Wolff’s continued service to the Company as an employee, non-employee Board member, consultant or independent advisor.
     On December 3, 2007, the Company issued a press release announcing the appointment of Mr. Wolff as Executive Vice President and Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following documents are filed as exhibits to this report:

10.1	Form of Restricted Stock Unit Agreement under the Company’s 2004 Stock Incentive Plan.

99.1	Press Release dated December 3, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date:	December 3, 2007	By:	/s/ Edward O. Lanphier

		Name:	Edward O. Lanphier
		Title:	Chief Executive Officer